UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 30, 2009

ESPRE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51577	68-0576847
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

5700 W. Plano Parkway, Suite 2600, Plano, Texas 75093
(Address of Principal Executive Offices)

(214) 254-3708
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership

On January 30, 2009, Espre Solutions, Inc., a Nevada corporation (the “Company”), filed a  voluntary petition for relief under Chapter 11 (“Chapter 11”) of Title 11 of the United States Code (the “Bankruptcy Code”)  with the United States Bankruptcy Court for the Eastern District of Texas, Sherman Division (the “Bankruptcy Court”),  Case # 09-30572-HDH-11. The Company is in the process of preparing a proposed plan of liquidation/reorganization (the “Plan”) to be filed with the Bankruptcy Court. Any such Plan will call for the sale or other disposition of the Company’s assets or a sale of newly issued stock and the distribution of all the net proceeds from such disposition to the Company’s creditors according to the priorities set forth in the Plan and as may be required by the Bankruptcy Code. The existing officers and directors of the Company will continue to oversee operation of the Company’s business as a debtor in possession, pursuant to sections 1107 and 1108 of the Bankruptcy Code, and subject to the requirements of the Bankruptcy Code, which include court approval of matters outside the ordinary course of business.

The Company believes that the equity of the Company has, and will continue to have, no value because of a default called by the Company’s principal secured lender, Dalcor, Inc. and that any Chapter 11 plan  confirmed by the Bankruptcy Court will result in the elimination of the equity interests of all of the Company’s stockholders (though their rights to distribution of any funds which may remain will not be affected).  The Company anticipates that it will take approximately three to four months to complete its liquidation process; however, any and  all Chapter 11 plans that may be proposed will be subject to obtaining all necessary approvals, including but not limited to creditor votes and judicial determinations of confirmability. There can be no assurance, therefore, as to how long it may take to complete the Company’s liquidation/re-organization process and whether there will be any distributions available to shareholders of the Debtor.

Item 8.01	Other Events

On February 2, 2009, the Company issued a press release announcing it will seek to re-organize its’ business under the protection of Chapter 11 bankruptcy laws and that that the Company had been served two lawsuits.  Texas CFM Capital filed a lawsuit against ESPRE Solutions on January 27, 2009 alleging breach of a contract with CFM Capital Limited for unpaid compensation in the amount of $225,000 plus other expenses.  According to the records of ESPRE, CFM Capital Limited is beneficially owned by Peter Leighton, former president of ESPRE Solutions.  CFM Capital Limited assigned its’ rights under the contract to Texas CFM Capital. ESPRE has refused payment demands from CFM Capital and will defend its’ position that no fees are due.  In addition, Media Distribution Solutions, LLC (MDS) filed suit against ESPRE on January 30, 2009 alleging breach of contract seeking payment amounts in excess of $2 million.  ESPRE had previously been in negotiations with MDS to terminate the contract, but discussions ended when ESPRE refused assignment of sub-licensing contracts MDS had sold to Vizeo Solutions, a company owned by Peter Leighton, and, All Link Live, Inc., a company planning services in the live video adult entertainment industry. ESPRE does not believe a breach has occurred in either contract and will dispute the claims. Notice of these lawsuits has triggered additional defaults under the terms of the Dalcor note agreement.

The information under the caption, “Item 8.01 – Other Events,” including information in any related exhibits, is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section.  This information shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Espre Solutions, Inc., on February 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2009	/s/ William Hopke
William Hopke, President